UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

Amendment No. 5

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

May 2, 2016

The Estée Lauder Companies Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-14064	11-2408943
(State or other jurisdiction of	(Commission File Number)	(IRS Employer Identification No.)
incorporation)

767 Fifth Avenue, New York, New York	10153
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code

212-572-4200

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.05 Costs Associated with Exit or Disposal Activities.

On May 3, 2016, The Estée Lauder Companies Inc. (the “Company”) filed a Current Report on Form 8-K (the “May 3, 2016 Form 8-K”) regarding a multi-year initiative (“Leading Beauty Forward”).  At that time, the Company disclosed that (i) Leading Beauty Forward is expected to include a number of initiatives, (ii) restructuring and other charges to implement those initiatives through fiscal 2021 are expected to total between $600 million and $700 million (before tax) and (iii) the Company was unable to determine the estimated amount or range of amounts to be incurred by major cost type or the future cash expenditures pursuant to Leading Beauty Forward.  The Company has since disclosed information about specific initiatives approved under Leading Beauty Forward, including in the Company’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2017 filed on November 1, 2017, which provided information about specific initiatives approved cumulatively through September 30, 2017.  The Company is filing this Form 8-K/A to provide details about specific initiatives approved since September 30, 2017.

Between October 1, 2017 and November 20, 2017, the Company approved certain initiatives under Leading Beauty Forward to optimize both select corporate functions and corporate and region market support structures.  These actions will result in a net reduction of the workforce, which includes position eliminations, the re-leveling of certain positions and an investment in new capabilities.  In addition, the Company approved consulting, other professional services and temporary labor backfill related to the implementation and integration of new processes and technologies and, to a lesser extent, costs for training and recruitment related to new capabilities.  The Company also continued to approve consulting fees and implementation costs for an initiative related to supply chain planning activities.

Once the relevant accounting criteria have been met, the Company expects to record restructuring and other charges of approximately $78 million (before tax) in connection with these initiatives, which are expected to result in future cash expenditures.

Of the $600 million to $700 million restructuring and other charges expected to be incurred in connection with Leading Beauty Forward, total cumulative charges approved by the Company through November 20, 2017, some of which were recorded during fiscal 2018, 2017 and 2016, were:

	Sales Returns		Operating Expenses
(In millions)	(included in Net Sales)	Cost of Sales	Restructuring Charges	Other Charges	Total
Approval Period
Fiscal 2016	$4	$28	$87	$71	$190
Fiscal 2017	11	10	132	118	271
Three months ended September 30, 2017	—	—	28	9	37
October 1, 2017 — November 20, 2017	—	4	47	27	78
Cumulative through November 20, 2017	$15	$42	$294	$225	$576

Included in the above table, cumulative restructuring initiatives approved by the Company through November 20, 2017 by major cost type were:

(In millions)	Employee- Related Costs	Asset- Related Costs	Contract Terminations	Other Exit Costs	Total
Approval Period
Fiscal 2016	$75	$3	$5	$4	$87
Fiscal 2017	126	1	—	5	132
Three months ended September 30, 2017	28	—	—	—	28
October 1, 2017 — November 20, 2017	46	—	—	1	47
Cumulative through November 20, 2017	$275	$4	$5	$10	$294

The Company will continue to file additional disclosures in connection with initiatives associated with Leading Beauty Forward that individually or collectively are determined to be significant.  Such disclosures would be filed after the Company is able to make good faith determinations of the estimated amount or range of amounts by each major type of cost and future cash expenditures relating to such initiatives.

The forward-looking statements contained herein, including those relating to our expectations regarding charges, involve risks and uncertainties.  Factors that could cause actual results to differ materially from those forward-looking statements include current economic and other conditions in the global marketplace, actions by retailers and consumers, competition, the Company’s ability to successfully implement its long-term strategic plan and those factors described in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2017.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE ESTÉE LAUDER COMPANIES INC.

Date: November 21, 2017	By:	/s/ TRACEY T. TRAVIS
Tracey T. Travis
Executive Vice President and Chief Financial Officer
(Principal Financial and Accounting Officer)